SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D. C. 20549

                                 SCHEDULE 13G/A

                                 Amendment No. 1

                                 TeamStaff, Inc.
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                                (Name of Issuer)

                     Common Stock, $.001 Par Value Per Share
 -------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                   87815U 20 4
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                      (CUSIP Number of Class of Securities)

                                  July 30, 2004
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             (Date of Event which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:


[ ] RULE 13d-1(b)
[X] RULE 13d-1(c)
[ ] RULE 13d-1(d)

CUSIP NO. 87815U 20 4                                                Page 2 of 9
--------------------------------------------------------------------------------
1) Name And I.R.S. Identification No. Of Reporting Person

Wynnefield Partners Small Cap Value, L.P.            13-3688497
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2) Check The Appropriate Box If A Member Of A Group (See Instructions) (a)
   (b)[X] Reporting person is affiliated with other persons
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3) SEC Use Only
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4) Citizenship Or Place Of Organization: Delaware
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                           5) Sole Voting Power:
NUMBER OF SHARES              554,300 Shares (1)
BENEFICIALLY OWNED            -------------------------------------------------
BY EACH REPORTING          6) Shared Voting Power
PERSON WITH                   -------------------------------------------------
                           7) Sole Dispositive Power:
                              554,300 Shares (1)
                              -------------------------------------------------
                           8) Shared Dispositive Power
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9)   Aggregate Amount Beneficially Owned By Each Reporting Person:
     554,300 Shares (1)

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10)  Check Box If The Aggregate Amount In Row (9) Excludes Certain Shares |_|
     (See Instructions)

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11)  Percent of Class Represented by Amount in Row (9):
     3.5 % of Common Stock

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12) Type of Reporting Person (See Instructions) PN
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(1) The amount of Common Stock reported herein as beneficially owned by
Wynnefield Partners Small Cap Value, L.P. on the date hereof includes 2,800 shares of Common Stock it purchased on August 2, 2004.

CUSIP NO. 87815U 20 4                                               Page 3 of 9
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1) Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Partners Small Cap Value, L.P. I 13-3953291
-------------------------------------------------------------------------------
2) Check the Appropriate Box If a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting Person is affiliated with other persons
-------------------------------------------------------------------------------
3) SEC USE ONLY
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4) Citizenship or Place of Organization: Delaware
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                                5) Sole Voting Power:
NUMBER OF SHARES                   633,700 Shares (1)
BENEFICIALLY OWNED                 ---------------------------------------------
BY EACH REPORTING               6) Shared Voting Power
PERSON WITH                        ---------------------------------------------
                                7) Sole Dispositive Power:
                                   633,700 Shares (1)
                                   ---------------------------------------------
                                8) Shared Dispositive Power
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person:
     633,700 Shares (1)

-------------------------------------------------------------------------------

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

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11)  Percent of Class Represented by Amount in Row (9):
     4.0 % of Common Stock

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12)  Type of Reporting Person: PN

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(1) The amount of Common Stock reported herein as beneficially owned by
Wynnefield Partners Small Cap Value, L.P. I on the date hereof includes 3,200 shares of Common Stock it purchased on August 2, 2004.

CUSIP NO. 87815U 20 4                                               Page 4 of 9
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Small Cap Value Offshore Fund, Ltd. (No IRS Identification No.)
-------------------------------------------------------------------------------
2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b)[X] Reporting person is affiliated with other persons
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3)  SEC USE ONLY
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4)  Citizenship or Place of Organization: Cayman Islands
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                               5) Sole Voting Power:
NUMBER OF SHARES                  398,500 Shares (1)
BENEFICIALLY OWNED BY             ---------------------------------------------
EACH REPORTING                 6) Shared Voting Power
PERSON WITH                       ---------------------------------------------
                               7) Sole Dispositive Power:
                                  398,500 Shares (1)
                                  ---------------------------------------------
                               8) Shared Dispositive Power
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person:
     398,500 Shares (1)

-------------------------------------------------------------------------------

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

-------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):
     2.5 % of Common Stock

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12)  Type of Reporting Person (See Instructions) CO

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(1) The amount of Common Stock reported herein as beneficially owned by
Wynnefield Small Cap Value Offshore Fund, Ltd.. on the date hereof includes 2,000 shares of Common Stock it purchased on August 2, 2004.

CUSIP NO. 87815U 20 4                                               Page 5 of 9
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1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital Management, LLC  13-4018186
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2)  Check the Appropriate Box if a Member of a Group (See Instructions)
    (a)
    (b)[X] Reporting person is affiliated with other persons

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3)  SEC USE ONLY
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4)  Citizenship or Place of Organization: New York
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                               5) Sole Voting Power:
NUMBER OF SHARES                  1,188,000 Shares (1)
BENEFICIALLY OWNED BY             ---------------------------------------------
EACH REPORTING                 6) Shared Voting Power
PERSON WITH                       ---------------------------------------------
                               7) Sole Dispositive Power:
                                  1,188,000 Shares (1)
                                  ---------------------------------------------
                               8) Shared Dispositive Power
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person:
     1,188,000 Shares (1)

-------------------------------------------------------------------------------

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

-------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):
     7.5 % of Common Stock (1)

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12)  Type of Reporting Person: OO (Limited Liability Company)
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(1) Wynnefield Capital Management, LLC holds an indirect beneficial ownership interest in these shares which are directly beneficially owned by Wynnefield Partners Small Cap Value, L.P. and Wynnefield Partners Small Cap Value, L.P. I.

CUSIP NO. 87815U 20 4                                               Page 6 of 9
-------------------------------------------------------------------------------
1)  Name and I.R.S. Identification No. of Reporting Person (entities only)

Wynnefield Capital, Inc. (No IRS Identification No.)
-------------------------------------------------------------------------------
2) Check the Appropriate Box if a Member of a Group (See Instructions)
   (a)
   (b)[X] Reporting person is affiliated with other persons
-------------------------------------------------------------------------------
3)  SEC USE ONLY
-------------------------------------------------------------------------------
4)  Citizenship or Place of Organization: Cayman Islands
-------------------------------------------------------------------------------
                               5) Sole Voting Power:
NUMBER OF SHARES                  398,500 Shares (1)
BENEFICIALLY OWNED BY             ---------------------------------------------
EACH REPORTING                 6) Shared Voting Power
PERSON WITH                       ---------------------------------------------
                               7) Sole Dispositive Power:
                                  398,500 Shares (1)
                                  ---------------------------------------------
                               8) Shared Dispositive Power
-------------------------------------------------------------------------------

9)   Aggregate Amount Beneficially Owned by Each Reporting Person:
     398,500 Shares (1)

-------------------------------------------------------------------------------

10) Check Box If the Aggregate Amount in Row (9) Excludes Certain Shares |_| (See Instructions)

-------------------------------------------------------------------------------

11)  Percent of Class Represented by Amount in Row (9):
     2.5 % of Common Stock (1)

-------------------------------------------------------------------------------
12)  Type of Reporting Person (See Instructions) CO
-------------------------------------------------------------------------------

(1) Wynnefield Capital, Inc. holds an indirect beneficial ownership interest in these shares which are directly beneficially owned by Wynnefield Small Cap Value Offshore Fund, Ltd.

ITEM 1(a).  Name of Issuer:
            TeamStaff, Inc.

ITEM 1(b).  Address of Issuer's Principal Executive Offices:
            300 Atrium Drive, Somerset, New Jersey 08873
         ----------------------------------------------------------------------

ITEM 2(a).  Names of Persons Filing:
         Wynnefield Partners Small Cap Value, L.P. ("Partners")
         ----------------------------------------------------------------------
         Wynnefield Partners Small Cap Value, L.P. I ("Partners I")
         ----------------------------------------------------------------------
         Wynnefield Small Cap Offshore Fund, Ltd. ("Fund")
         ----------------------------------------------------------------------
         Wynnefield Capital Management, LLC ("WCM")
         ----------------------------------------------------------------------
         Wynnefield Capital, Inc. ("WCI")
         ----------------------------------------------------------------------

ITEM 2(b).  Address of Principal Business Office Or, If None, Residence:
         450 Seventh Avenue, Suite 509, New York, New York 10123
         ----------------------------------------------------------------------

ITEM 2(c).  Citizenship:
         Partners and Partners I are Delaware Limited Partnerships
         ----------------------------------------------------------------------
         Fund and WCI are Cayman Islands Companies
         ----------------------------------------------------------------------
         WCM is a New York Limited Liability Company

ITEM 2(d).  Title of Class of Securities:
         Common Stock, $.001 Par Value Per Share
         ----------------------------------------------------------------------

ITEM 2(e).  CUSIP Number:  87815U 20 4

ITEM 3. If this Statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or
(c), check whether the person filing is:

None of the reporting persons is an entity specified in Rule 13d-1(b)(1)(ii).

ITEM 4.     Ownership:

(a) Amount beneficially owned by all reporting persons: 1,586,500 Shares
(b) Percent of class: 10.0 % of Common Stock
(c) Number of shares as to which the reporting persons have:
         (i)   sole power to vote or to direct the vote: 1,586,500 Shares

         (ii)  shared power to vote or to direct the vote
         (iii) sole power to dispose or to direct the disposition:
                      1,586,500 Shares
         (iv) shared power to dispose or to direct the disposition

ITEM 5.  Ownership of five percent or less of a class.

         Not applicable.

ITEM 6.  Ownership of more than five percent on behalf of another person.

         Not applicable.

ITEM 7. Identification and classification of the subsidiary which acquired the security being reported on by the parent holding company.

         Not applicable.

ITEM 8.  Identification and classification of members of the group.

         None of the reporting persons who have filed this schedule is a person, as defined in Rule 13d-1(b)(1)(ii), promulgated pursuant to the Securities Exchange Act of 1934, as amended. The persons filing this statement are identified in Item 2 hereof.

ITEM 9.  Notice of dissolution of group.

         Not applicable.

ITEM 10. Certifications.

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection or as a participant in any transaction having that purpose or effect.

                                    SIGNATURE

After reasonable inquiry, and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 4, 2004

                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P.

                              By: Wynnefield Capital Management, LLC, General Partner

                                        By:   /s/Nelson Obus
                                           -------------------------------------
                                                 Nelson Obus, Managing Member


                              WYNNEFIELD PARTNERS SMALL CAP VALUE, L.P. I

                              By: Wynnefield Capital Management, LLC, General Partner

                                        By:   /s/Nelson Obus
                                           -------------------------------------
                                                 Nelson Obus, Managing Member


                              WYNNEFIELD SMALL CAP VALUE OFFSHORE FUND, LTD.

                              By:       Wynnefield Capital, Inc.

                                        By:   /s/Nelson Obus
                                            ------------------------------------
                                            Nelson Obus, President


                              WYNNEFIELD CAPITAL MANAGEMENT, LLC

                              By: /s/Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, Managing Member


                              WYNNEFIELD CAPITAL, INC.

                              By: /s/Nelson Obus
                                  ----------------------------------------------
                                  Nelson Obus, President